UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2011

JAKKS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22619 Pacific Coast Highway, Malibu, California		90265
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 456-7799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

We mailed a Proxy Statement on or about August 18, 2011 to our stockholders of record as of July 29, 2011 in connection with our 2011 Annual Meeting of Stockholders, which was held on September 16, 2011 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California, 91361.  At the Meeting, the stockholders voted on four matters.  One of the matters was the election of directors and the slate of nominees were elected; another matter was the ratification of our auditors which was approved; and the remaining two matters were advisory votes concerning executive compensation, which was approved, and the frequency of future advisory votes on executive compensation with the result selected being an annual vote.

The first matter was the election of the members of the Board of Directors. The six directors elected and the tabulation of the votes (both in person and by proxy) was as follows:

Nominees for Directors	For	Against	Withheld
Stephen G. Berman	23,235,831	0	1,379,886
Dan Almagor	22,937,497	0	1,678,220
Marvin W. Ellin	20,426,389	0	4,189,328
Robert E. Glick	22,884,927	0	1,730,790
Michael G. Miller	22,866,091	0	1,749,636
Murray L. Skala	19,589,367	0	5,026,350

There were 1,399,254 broker held non-voted shares represented at the Meeting with respect to this matter.

The second matter upon which the stockholders voted was an advisory vote approving our executive compensation. The tabulation of the votes (both in person and by proxy) was as follows:

For	Against	Abstentions
18,800,873	5,754,527	60,317

There were 1,399,254 broker held non-voted shares represented at the Meeting with respect to this matter.

The third matter upon which the stockholders voted was an advisory vote on the frequency of future advisory votes on executive compensation. The tabulation of the votes (both in person and by proxy) was as follows:

One Year	Two Years	Three Years	Abstentions
21,295,122	19,605	3,236,414	64,576

There were no broker held non-voted shares represented at the Meeting with respect to this matter.

The fourth matter upon which the stockholders voted was the proposal to ratify the appointment by the Board of Directors of BDO USA, LLP, as our independent certified public accountants for 2011. The tabulation of the votes (both in person and by proxy) was as follows:

For	Against	Abstentions
25,955,251	21,699	38,021

There were no broker held non-voted shares represented at the Meeting with respect to this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: September 22, 2011
By: /s/ JOEL M. BENNETT Joel M. Bennett, CFO